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Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Beazer Homes USA, Inc.:

    We consent to the inclusion of our report dated March 23, 2001, except as to note 9, which is as of August 1, 2001, with respect to the combined balance sheet of April Corporation and Sanford Homes of Colorado, LLLP as of December 31, 2000, and the related combined statements of operations, owners' equity and comprehensive income, and cash flows for the year then ended, which report appears in the Form 8-K/A of Beazer Homes USA, Inc. dated August 1, 2001, as filed on October 15, 2001.

KPMG LLP

Denver, Colorado
October 12, 2001

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  Exhibit 23.3
Consent of Independent Auditors